As filed with the Securities and Exchange Commission on November 12, 2012
Registration No. 333-83016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

MEDIWARE INFORMATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________

New York	11-2209324
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11711 West 79th Street
Lenexa, Kansas  66214
(Address, including Zip Code, of Principal Executive Offices)
___________________

MEDIWARE INFORMATION SYSTEMS, INC. 2001 STOCK OPTION PLAN
MEDIWARE INFORMATION SYSTEMS, INC. 1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
MEDIWARE INFORMATION SYSTEMS, INC. 1992 EQUITY INCENTIVE PLAN

(Full Title of the Plan)
___________________

with copies to:
Robert C. Weber	Alexander Lourie
Senior Vice President, Chief Legal Officer, General Counsel and Secretary	William E. Turner II
Mediware Information Systems, Inc.	Barack Ferrazzano Kirschbaum & Nagelberg LLP
1900 Spring Road, Suite 450	200 West Madison Street Suite 3900
Oak Brook, Illinois 60523	Chicago, Illinois 60606
(630) 218-2700	(312) 984-3100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer  ☐            Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration No. 333-83016) filed by Mediware Information Systems, Inc. (the “Registrant”) on February 19, 2002 (the “Registration Statement”) to register 1,600,000 shares of the Registrant’s common stock, $0.10 par value per share (the “Common Stock”), for issuance under the Mediware Information Systems, Inc. 2001 Stock Option Plan, Mediware Information Systems, Inc. 1997 Stock Option Plan For Non-Employee Directors, and Mediware Information Systems, Inc. 1992 Equity Incentive Plan.

On November 9, 2012, pursuant to the Agreement and Plan of Merger, dated as of September 11, 2012 (the “Merger Agreement”), among the Registrant, Project Ruby Parent Corp. (“Parent”) and Project Ruby Merger Corp. (“Merger Sub”), Merger Sub merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Parent (the “Merger”).  Upon consummation of the Merger, each outstanding share of the Common Stock (other than shares held in our treasury and shares owned by the Registrant’s wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent), were converted into the right to receive $22.00 in cash, without interest and less applicable withholding taxes.  In connection with the Merger, the Registrant has terminated the offering of Common Stock pursuant to this Registration Statement.  Accordingly, pursuant to an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the filing of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on the 12th day of November, 2012.

MEDIWARE INFORMATION SYSTEMS, INC. By: /s/ T. Kelly Mann T. Kelly Mann President and Chief Executive Officer